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                                                                      EXHIBIT 12

                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      (In thousands, except ratio amounts)




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
                                                                                            Three
                                                                                         Months Ended     Year Ended
                                                          Year Ended December 31,         December 31,   September 30,

                                                           1999             1998             1997            1997
                                                        -----------      -----------      -----------     -----------
Pretax income                                             $ 45,629        $ 199,981         $ 62,616       $ 182,410

Add fixed charges as adjusted (from below)                  31,165           16,040            4,107          16,980
                                                        -----------      -----------       ----------     -----------
        Earnings                                          $ 76,794        $ 216,021         $ 66,723       $ 199,390
                                                        -----------      -----------       ----------     -----------

Fixed charges:
    Interest expense:
        Interest on indebtedness                          $ 30,088         $ 14,974          $ 3,858        $ 15,993
        Capitalized                                            154            2,648              297           1,191
    Amortization of debt costs                                 307              489              121             527
    Interest portion of rental expense                         770              577              128             460
                                                        -----------      -----------       ----------     -----------
    Fixed charges before adjustments                        31,319           18,688            4,404          18,171
    Less capitalized interest                                 (154)          (2,648)            (297)         (1,191)
                                                        -----------      -----------       ----------     -----------

    Fixed charges as adjusted                             $ 31,165         $ 16,040          $ 4,107        $ 16,980
                                                        -----------      -----------       ----------     -----------

Ratio (earnings divided by fixed charges
     before adjustments)                                      2.45            11.56            15.15           10.97
                                                        -----------      -----------       ----------     -----------
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